Exhibit 10.3

Summary of Stock Options Plans

Stock options (options de souscription et/ou d’achat d’actions) are granted for free and entitle each holder to subscribe for new shares and/or purchase existing shares of our Company at an exercise price set at the time of grant.

Administration. Pursuant to delegations granted at our general meeting of the shareholders, our board of directors determines (and formerly our executive board (directoire) determined) the list of the beneficiaries, the granting dates, the exercise price, the number of stock options granted and the terms and conditions of the stock options, including the number of shares underlying each stock option, their vesting schedule and exercise period.

Grants. Our stock options were granted to members of our former executive board, executive officers and employees of our Company. A total of 322,125 stock options has been granted and accepted by the beneficiaries under ten (10) plans, in 2016, 2017 and 2018, with different terms and conditions as set out below. We have five (5) stock options plans for French beneficiaries (SO 2016-1, SO 2016-2, SO 2017-1, SO 2017-2 and SO 2018) and five stock plans for U.S. beneficiaries, that were designed to benefit from the “Incentive Stock Options” status (SO US 2016-1, SO US 2016-2, SO US 2017-1, SO US 2017-1 and SO US 2018).

Underlying shares. The securities to which our stock options give rights are new ordinary shares of our Company. The number of ordinary shares to which each stock option gives right is one (1) new ordinary share.

The number of ordinary shares to which each stock option gives right can be adjusted, upwards or downwards, as a result of certain corporate transactions, such as rights issues.

Standard terms. Our stock options are exercisable during a period of seven (7) years following a three (3) years’ vesting period at the end of which the beneficiary must be effectively present in our Company or its consolidated subsidiaries (subject to exceptions) and subject to the realisation of performance conditions that are assessed by our board of directors.

The terms and conditions of our stock options in respect of each of our plans are as follows:

	Performance conditions	Assessment date(s) of presence and performance conditions	Lock-up period end date	Exercise price
SO 2016-1	(i) Internal performance (1) (ii) External performance (2)	December 15, 2018 or December 15, 2019 (3)	December 16, 2019	€15.79
SO 2016-2		December 15, 2019	December 16, 2019	€15.79
SO 2017-1		December 31, 2019	January 1, 2021	€17.91
SO 2017-2		December 31, 2020	January 1, 2021	€17.91
SO 2018		December 31, 2020	January 1, 2020	€16.00
SO US 2016-1		December 15, 2018 or December 15, 2019 (3)	December 16, 2019	€21.12
SO US 2016-2		December 15, 2019	December 16, 2019	€21.12
SO US 2017-1		December 31, 2019	January 1, 2021	€22.54
SO US 2017-2		December 31, 2020	January 1, 2021	€22.54
SO US 2018		December 31, 2020	January 1, 2021	€21.65

(1)         Based on the achievement of milestones in the development of our Company.

(2)         Based on the evolution of the share price of our Company.

(3)         When the presence and performance conditions are assessed at two dates, stock options that have not vested on the first assessment date because the performance condition pertaining to such stock options were not met, can vest on the second assessment date, if the presence and said performance condition are met. Even if vested on the first assessment dates, stock options do not become exercisable until the end of the three-year vesting period. Stock options that have not vested on the second assessment shares are definitively lost.